Exhibit 99.1

Protective Life Corporation
Post Office Box 2606
Birmingham, AL 35202
Phone 205 268-1000

Protective Reports Fourth Quarter and Record Full-Year

2013 Financial Results

•                  Record operating earnings of $4.26 per share for the year

•                  Record net income of $4.86 per share for the year

•                  Operating earnings of $1.43 per share in 4Q13, up 46% over 4Q12

•                  Net income of $1.47 per share in 4Q13, up 79% over 4Q12

•                  Closed MONY acquisition on October 1, 2013

BIRMINGHAM, Alabama (February 11, 2014) — Protective Life Corporation (NYSE: PL) (“PLC” or the “Company”) today reported results for the fourth quarter of 2013. Net income available to PLC’s common shareowners for the fourth quarter of 2013 was $118.9 million or $1.47 per average diluted share, compared to $66.8 million or $0.82 per average diluted share in the fourth quarter of 2012.  After-tax operating income was $115.9 million or $1.43 per average diluted share, compared to $79.7 million or $0.98 per average diluted share in the fourth quarter of 2012.

Net income available to PLC’s common shareowners for the twelve months ended December 31, 2013 was $393.5 million or $4.86 per average diluted share, compared to $302.5 million or $3.66 per average diluted share for the twelve months ended December 31, 2012. After-tax operating income was $344.6 million or $4.26 per average diluted share, compared to $312.7 million or $3.78 per average diluted share for the twelve months ended December 31, 2012.

“We are delighted to report a record level of operating earnings and net income in 2013 — with a stronger than expected finish in the fourth quarter capping a truly outstanding year at Protective,” said John D. Johns, Chairman, President, and CEO.  “Our differentiated and balanced business model, which combines the strength of our industry-leading acquisition capabilities with our highly efficient retail business segments, once again produced solid earnings results.  In fact, this marks the fifth consecutive year in which our results have exceeded our ambitious annual earnings plans.  As we look ahead to 2014, we expect another solid year of earnings growth, increased book value and ROE improvement driven by the successful integration of the MONY acquisition, our innovative retail growth initiatives, our focus on careful and rational allocation of capital and our constant attention to rigorous expense management.”

Business Segment Results

The table below sets forth business segment operating income (loss) before income tax for the periods shown:

Operating Income (Loss) Before Income Tax

	For the		For the
	three months ended		twelve months ended
	December 31,		December 31,
($ in thousands)	2013	2012	2013	2012
Life Marketing	$32,700	$15,642	$110,298	$105,032
Acquisitions	60,762	42,191	154,003	171,060
Annuities	53,484	45,348	184,130	119,092
Stable Value Products	21,047	18,675	80,561	60,329
Asset Protection	6,503	859	26,795	16,454
Corporate & Other	(5,496)	928	(40,562)	(3,203)
	$169,000	$123,643	$515,225	$468,764

The following table reconciles segment operating income to consolidated net income available to PLC’s common shareowners:

	For the		For the
	three months ended		twelve months ended
	December 31,		December 31,
($ in thousands)	2013	2012	2013	2012
Operating income before income tax	$169,000	$123,643	$515,225	$468,764
Realized investment gains (losses)	16,895	(25,613)	101,884	(29,830)
Less:
Amortization of deferred policy acquisition costs, value of business acquired, and benefits and settlement expenses	12,283	(5,689)	26,736	(14,037)
Income tax expense	54,699	36,923	196,909	150,519
Net income available to PLC’s common shareowners	$118,913	$66,796	$393,464	$302,452

Sales

The Company uses sales statistics to measure the relative progress of its marketing efforts. The Company derives these statistics from various sales tracking and administrative systems and not from its financial reporting systems or financial statements. These statistics measure only one of many factors that may affect future profitability of the business segments and therefore are not intended to be predictive of future profitability.

The table below sets forth business segment sales for the periods shown:

	For the		For the
	three months ended		twelve months ended
	December 31,		December 31,
($ in millions)	2013	2012	2013	2012
Life Marketing	$30.2	$41.9	$154.7	$121.5
Annuities	469.4	863.9	2,559.6	3,326.7
Stable Value Products	97.1	272.2	494.6	621.6
Asset Protection	109.2	104.9	469.8	451.3

Review of Business Segment Results

Life Marketing

Life Marketing segment pre-tax operating income was $32.7 million in the fourth quarter of 2013, representing an increase of $17.1 million from the three months ended December 31, 2012.  The increase was primarily related to favorable mortality as compared to the fourth quarter of 2012.  Traditional life mortality was 89% of expected for the fourth quarter of 2013 resulting in a $9.2 million favorable variance compared to the prior year’s fourth quarter. Universal life mortality was 88% of expected for the fourth quarter of 2013 compared to 111% in the fourth quarter of 2012.

Sales were $30.2 million for the quarter compared to $41.9 million in the fourth quarter of 2012.

Acquisitions

Acquisitions segment pre-tax operating income was $60.8 million in the fourth quarter of 2013 compared to $42.2 million in the fourth quarter of 2012.  The increase was primarily due to the addition of MONY Life Insurance Company and the MONY Life Insurance Company of America reinsurance transaction (collectively “MONY”) which added $25.2 million of operating income on a pre-tax basis.  This favorable increase was partially offset by expected runoff.

Annuities

Annuities segment pre-tax operating income was a record $53.5 million in the fourth quarter of 2013 compared to $45.3 million in the fourth quarter of 2012.

Fixed annuity pre-tax operating income was $18.2 million compared to $26.4 million in the prior year’s fourth quarter. This decrease was primarily due to an unfavorable change of $6.6 million in the single premium immediate annuity (“SPIA”) mortality variance.  In addition, the fixed annuity block experienced lower spreads which included a $5.1 million decline in participating mortgage income compared to the three months ended December 31, 2012.

Variable annuity (“VA”) pre-tax operating income was $35.3 million compared to $18.9 million in the fourth quarter of 2012. The increase was primarily due to a favorable change of $13.0 million in revenue driven by higher policy fees and other income associated with the growth in account balances and a $3.3 million favorable change in unlocking compared to the prior year’s fourth quarter.

Net cash flows for the segment remained positive during the quarter. Annuity account balances were $20.3 billion as of December 31, 2013, an increase of 16% over the past twelve months.  Total sales in the fourth quarter of 2013 were $469.4 million compared to $863.9 million in the fourth quarter of 2012. Variable annuity sales were $210.4 million compared to $733.2 million in the fourth quarter of 2012.  Fixed annuity sales were $259.0 million compared to $130.7 million in the prior year’s fourth quarter.

Stable Value Products

Stable Value Products segment pre-tax operating income was $21.0 million in the fourth quarter of 2013 compared to $18.7 million in the fourth quarter of 2012.  The increase in operating earnings resulted from higher operating spreads and a $0.8 million market value adjustment (“MVA”) gain due to the early termination of a guaranteed investment contract.  These favorable variances were partially offset by a decrease in participating mortgage income. Participating mortgage income for the three months ended December 31, 2013 was $2.6 million compared to $2.8 million for the three months ended December 31, 2012.  The adjusted operating spread, which excludes participating income and the MVA gain, increased by 17 basis points to 277 basis points in the quarter over the prior year, due primarily to a decline in credited interest.

Account balances as of December 31, 2013 totaled $2.6 billion. Sales were $97.1 million for the three months ended December 31, 2013 compared to $272.2 million in the fourth quarter of 2012.

Asset Protection

Asset Protection segment pre-tax operating income was $6.5 million in the fourth quarter of 2013 compared to $0.9 million in the fourth quarter of 2012.  The increase was primarily due to a $4.1 million write-off of previously capitalized software development costs recorded within the service contract product line in the fourth quarter of 2012.  Excluding the software write-off, service contract earnings increased $0.7 million compared to the prior year’s fourth quarter.

Guaranteed asset protection (“GAP”) earnings increased by $0.7 million.  The favorable variances in these product lines were primarily related to higher volume and lower expenses.

Sales were $109.2 million for the three months ended December 31, 2013 compared to $104.9 million in the fourth quarter of 2012. Service contract sales were $85.5 million compared to $83.8 million in the fourth quarter of 2012.  Sales of the GAP product were $16.3 million compared to $14.1 million in the prior year’s fourth quarter.  Credit insurance sales were $7.3 million compared to $6.9 million in the fourth quarter of 2012.

Corporate & Other

Corporate & Other segment pre-tax operating loss was $5.5 million in the fourth quarter of 2013 compared to pre-tax operating income of $0.9 million in the fourth quarter of 2012.  The decrease was primarily due to a $2.0 million unfavorable variance in mortgage loan prepayment fees and participation income, a $3.9 million unfavorable variance in called securities as compared to the fourth quarter of 2012, and lower investment income related to the deployment of capital in the MONY acquisition.  In addition, the segment experienced a $5.9 million increase in other operating expenses compared to the fourth quarter of 2012.  Partially offsetting these decreases was a $13.7 million favorable variance related to $16.7 million of gains on the repurchase of non-recourse funding obligations compared to $3.0 million of gains in the fourth quarter of 2012.

Share Repurchase Program

During the twelve months ended December 31, 2013, the Company did not repurchase any of its common stock.  The Company has $170 million of remaining capacity under its existing share repurchase program, which extends through December 31, 2014.

Future repurchase activity will depend on many factors, including capital levels, liquidity needs, rating agency expectations, and the relative attractiveness of alternative uses for capital.

Investments

•                  The net unrealized gain position on investments was $0.5 billion, after tax and DAC offsets, a decline of $1.3 billion compared to December 31, 2012.

•                  Total cash and investments were $44.3 billion as of December 31, 2013.  This includes $0.6 billion of cash and short-term investments.

•                  During the fourth quarter of 2013, the Company had $5.2 million of pre-tax other-than-temporary impairment losses recognized in earnings.

•                  Nonperforming mortgage loans equaled $12.7 million as of December 31, 2013, representing 0.2% of the commercial mortgage loan portfolio.

Net Realized Investment/Derivative Activity

($ per average diluted share)	4Q13	2013

Net realized gain on securities	$0.18	$0.53
Modco net realized gain	0.02	0.20
Impairments	(0.04)	(0.18)
Derivatives related to VA contracts	(0.03)	0.22
Mortgage/real estate losses	(0.02)	(0.10)
All other	(0.07)	(0.07)
Total	$0.04	$0.60

Operating income differs from the GAAP measure, net income, in that it excludes realized gains (losses) on investments and derivatives and related amortization.  The tables below reconcile operating income to net income available to PLC’s common shareowners:

Fourth Quarter and Full-Year Consolidated Results

	For the		For the
	three months ended		twelve months ended
	December 31,		December 31,
($ in thousands; net of income tax)	2013	2012	2013	2012

After-tax operating income	$115,915	$79,746	$344,618	$312,716
Realized investment gains (losses) and related amortization
Investments	(4,791)	(3,320)	(112,267)	121,022
Derivatives	7,789	(9,630)	161,113	(131,286)
Net income available to PLC’s common shareowners	$118,913	$66,796	$393,464	$302,452

	For the		For the
	three months ended		twelve months ended
	December 31,		December 31,
($ per average diluted share; net of income tax)	2013	2012	2013	2012

After-tax operating income	$1.43	$0.98	$4.26	$3.78
Realized investment gains (losses) and related amortization
Investments	(0.06)	(0.04)	(1.39)	1.47
Derivatives	0.10	(0.12)	1.99	(1.59)
Net income available to PLC’s common shareowners	$1.47	$0.82	$4.86	$3.66

For information relating to non-GAAP measures (operating income and PLC’s shareowners’ equity per share excluding other comprehensive income (loss)) in this press release, please refer to the disclosure at the end of this press release and to the Company’s Supplemental Financial Information located on the Company’s website at www.protective.com.  All per share results in this press release are presented on a diluted basis, unless otherwise noted.

Reconciliation of PLC’s Shareowners’ Equity, Excluding Accumulated Other Comprehensive Income

($ in millions)	December 31, 2013	December 31, 2012
PLC’s shareowners’ equity	$3,715	$4,615
Less: Accumulated other comprehensive income	494	1,737
PLC’s shareowners’ equity, excluding accumulated other comprehensive income	$3,221	$2,878

Reconciliation of PLC’s Shareowners’ Equity per share, Excluding Accumulated Other Comprehensive Income per share

($ per common share outstanding)	December 31, 2013	December 31, 2012
PLC’s shareowners’ equity	$47.28	$59.06
Less: Accumulated other comprehensive income	6.29	22.22
PLC’s shareowners’ equity excluding accumulated other comprehensive income	$40.99	$36.84

Conference Call

There will be a conference call for management to discuss the quarterly results with analysts and professional investors on Wednesday, February 12, 2014 at 10:00 a.m. Eastern. Analysts and professional investors may access this call by dialing 1-877-280-4955 (international callers 1-857-244-7312) and entering the conference passcode: 84708790. A recording of the call will be available from 12:00 p.m. Eastern February 12, 2014 until midnight February 26, 2014. The recording may be accessed by calling 1-888-286-8010 (international callers 1-617-801-6888) and entering the passcode: 35162239.

The public may access a live webcast of the call, including the call presentation, in the Investor Relations section of the Company’s website at www.protective.com.

Supplemental financial information is available on the Company’s website at www.protective.com in the Investor Relations section.

Information Relating to Non-GAAP Measures

Throughout this press release, GAAP refers to accounting principles generally accepted in the United States of America. Segment operating income (loss) is income before income tax, excluding realized gains and losses on investments and derivatives net of the amortization related to deferred acquisition costs (“DAC”), value of business acquired (“VOBA”), and benefits and settlement expenses. Operating earnings exclude changes in the guaranteed minimum withdrawal benefits (“GMWB”) embedded derivatives (excluding the portion attributed to economic cost), realized and unrealized gains (losses) on derivatives used to hedge the VA product, actual GMWB incurred claims and net of the related amortization of DAC attributed to each of these items.

Management believes that consolidated and segment operating income (loss) provides relevant and useful information to investors, as it represents the basis on which the performance of the Company’s business is internally assessed. Although the items excluded from consolidated and segment operating income (loss) may be significant components in understanding and assessing the Company’s overall financial performance, management believes that consolidated and segment operating income (loss) enhances an investor’s understanding of the Company’s results of operations by highlighting the income (loss) attributable to the normal, recurring operations of the Company’s business. As prescribed by GAAP, certain investments are recorded at their fair values with the resulting unrealized gains (losses) affected by a related adjustment to DAC and VOBA, net of income tax, reported as a component of total Protective Life Corporation’s shareowners’ equity. The fair value of fixed maturities generally increase or decrease as interest rates change. The Company believes that an insurance company’s shareowners’ equity per share may be difficult to analyze without disclosing the effects of recording accumulated other comprehensive income (loss), including unrealized gains (losses) on investments.

Unlocking

The Company periodically reviews and updates as appropriate key assumptions on products using the Accounting Standards Codification (“ASC”) Financial Services-Insurance Topic, including future mortality, expenses, lapses, premium persistency, benefit utilization, investment yields, interest spreads, and equity market returns. Changes to these assumptions result in adjustments which increase or decrease DAC or VOBA amortization and/or benefits and expenses. The periodic review and updating of assumptions is referred to as “unlocking”.  When referring to DAC or VOBA amortization or unlocking on products covered under the ASC Financial Services-Insurance Topic, the reference is to changes in all balance sheet components amortized over estimated gross profits.

Forward-Looking Statements

This release includes “forward-looking statements” which express expectations of future events and/or results. All statements based on future expectations rather than on historical facts are forward-looking statements that involve a number of risks and uncertainties, and the Company cannot give assurance that such statements will prove to be correct. The factors which could affect the Company’s future results include, but are not limited to, general economic conditions and the following known risks and uncertainties: (1) we are exposed to the risks of natural and man-made catastrophes, pandemics, malicious acts, terrorist acts, and climate change; (2) a disruption affecting the electronic systems of the Company or those on whom the Company relies could adversely affect our business, financial condition and results of operations; (3) confidential information maintained in the Company’s systems could be compromised or misappropriated, damaging the Company’s business and reputation and adversely affecting its financial condition and results of operations; (4) our results may be negatively affected should actual experience differ from management’s assumptions and estimates, which by their nature are imprecise and subject to changes and revisions over time; (5) we may not realize our anticipated financial results from our acquisition strategy; (6) the Company may not be able to achieve the expected results from its recent acquisition; (7) assets allocated to the MONY Closed Block benefit only the holders of certain policies and adverse performance of the Closed Block assets or adverse experience of Closed Block liabilities may negatively affect us; (8) we are dependent upon the performance of others; (9) our risk management policies, practices, and procedures could leave us exposed to unidentified or unanticipated risks; (10) our strategies for mitigating risks arising from our day-to-day operations may prove ineffective; (11) interest rate fluctuations and sustained periods of low interest rates could negatively affect our interest earnings and spread income, or otherwise impact our business; (12) our investments are subject to market and credit risks and these risks could be heightened during periods of extreme volatility or disruption in financial and credit markets; (13) equity market volatility could negatively impact our business; (14) our use of derivative financial instruments within our risk management strategy may not be effective or sufficient; (15) credit market volatility or disruption could adversely impact us; (16) our ability to grow depends in large part upon the continued availability of capital; (17) we may be adversely affected by a ratings downgrade or other negative action by a ratings organization; (18) we could be forced to sell investments at a loss to cover policyholder withdrawals; (19) disruption of the capital and credit markets could negatively affect the Company’s ability to meet its liquidity and financing needs; (20) difficult general economic conditions could materially adversely affect our business and results of operations; (21) we may be required to establish a valuation allowance against our deferred tax assets; (22) we could be adversely affected by an inability to access our credit facility; (23) the Company could be adversely affected by an inability to access FHLB lending; (24) our financial condition and results of operations could be adversely affected if our assumptions regarding the fair value and future performance of our investments differ from actual experience; (25) the amount of statutory capital we have and must hold to maintain our financial strength and credit ratings and meet other requirements can vary significantly and is sensitive to a number of factors beyond our control; (26) we operate as a holding company and depend on the ability of our subsidiaries to transfer funds to us to meet our obligations and pay dividends; (27) we are highly regulated and subject to routine audits, examinations and actions by regulators, law enforcement agencies and self-regulatory agencies; (28) changes in tax law or interpretations of existing tax law could adversely affect us;  (29) we, like other financial services companies, in the ordinary course of business, are frequently the targets of litigation, including class action litigation, which could result in substantial judgments; (30) we, as a publicly held company generally, and a participant in the financial services industry in particular, may be the target of law enforcement investigations and the focus of increased regulatory scrutiny; (31) new accounting rules or changes to existing accounting rules could impact our reported earnings; (32) our use of reinsurance introduces variability in our statements of income; (33) our reinsurers could fail to meet assumed obligations, increase rates, or otherwise be subject to adverse developments; (34) the policy claims of our insurance subsidiaries may fluctuate from period to period resulting in earnings volatility; (35) we operate in a mature, highly competitive industry, which could limit our ability to gain or maintain our position in the industry and negatively affect profitability;  (36) our ability to maintain competitive unit costs is dependent upon the level of new sales and persistency of existing business; and (37) we may not be able to protect our intellectual property and may be subject to infringement claims.  Please refer to Risk Factors and Cautionary Factors that may Affect Future Results, which can be found in Part I, Item 1A of the Company’s most recent report on Form 10-K and Part II, Item 1A of the Company’s most recent report on Form 10-Q for more information about these factors.

Contacts:
Richard J. Bielen	Eva T. Robertson
Vice Chairman and Chief Financial Officer	Vice President, Investor Relations
(205) 268-3617	(205) 268-3912